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                                                                   Exhibit 10.54


                             OFFICER'S CERTIFICATE

     I, the undersigned, do hereby certify and represent that:

     1. I am the duly elected Executive VP, Senior Business and Finance Officer of deCODE genetics, Inc. a Delaware Corporation.

     2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit 10.54 to deCODE genetics, Inc's Annual Report on Form 10-K is a fair and accurate English translation of a document prepared in the Icelandic language.

     IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Executive VP, Senior Business and Finance Officer of deCODE genetics, Inc. on this 14 day of March, 2001.


                                       By:    /s/ Hannes P. Smarason
                                              ---------------------------------
                                       Name:  Hannes P. Smarason
                                       Title: Executive VP, Senior Business and
                                              Finance Officer
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                                                                   Exhibit 10.54


                            [deCODE genetics - LOGO]


                              EMPLOYMENT AGREEMENT


deCODE genetics Ltd. (Islensk erfoagreining ehf.), State Registration No. 691295-3549, of Lynghals 10, Reykjavik ("the employer"), on the one hand, and

         Einar Stefansson                                 190552-2769
-------------------------------                    ---------------------------
         (employee name)                             (identification number)

whose address is  Fjaroarasi 13, 110 Reykjavik  (" the employee") on the other
                  ----------------------------
hand


enter into the following employment agreement:


      1. FIELD OF WORK.

      The employee is hired to work for the employer as a Vice President of the Database Division of IE. In his work he will participate in the management of the company and will, as such, [influence] its strategic planning and development.

      The workplace is the employer's base of operations at Hlioarsmara 15, Kopavogur and/or Lynghals 1, Reykjavik. If the employer's base of operations in Reykjavik changes or their number increases, the work place of the employee may change accordingly.

      The employee will work under the supervision of the CEO.

      The employer reserves the right to make changes in the employee's projects or supervision if the employer deems this necessary.



      2. PERIOD OF EMPLOYMENT

      The employee began work for the employer on  1 September 2000

      Einar Stefansson (ES) and IE agree that IE may not terminate the Employment Agreement with ES for two years, counting from the first day of employment. At the end of said period the mutual notice period for termination shall be 6 months.
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      ES, on the other hand, may terminate this agreement with a 6 month notice period from the first day of his employment.

      3. JOB OBLIGATIONS AND OTHER JOBS

      The employee pledges to do the work he undertakes with a sense of duty and diligence. While working for the employer, the employee may not, unless with the employer's written consent, work at other jobs or participate in other employment that competes with the employer's operations, or that can conflict in some other way with the employee's work for the employer.


      It is agreed that ES shall continue to hold his position as professor at the University of Iceland, which is in part sponsored by IE in accordance with a special agreement on the said position between the University of Iceland and IE which agreement shall form an appendix to this Agreement.

      ES shall also be permitted to continue to work as a physician and on genetic research on eye diseases. To begin with ES may spend between half to one full day per week for the said work with no reduction of his wages from IE. This research relates to patients at the Centre for Eye Diseases on Oldugata 17.

      It is agreed that during his term of employment ES will act as a contact person between IE and the University of Iceland on behalf of IE.

      ES shall be authorised to hold lectures in his special field in Icelandic and foreign institutions and at conferences but shall ensure that the timing of such lectures does not interfere with his duties at the company.

      Upon termination of his employment, the employee has a duty to turn over all documents and identification papers in his custody that pertain to the employer.



      4. WORKING HOURS

      The employee's fixed working hours are from 9 o'clock to 5 o'clock Monday through Friday, unless otherwise agreed. The employee shall also work other hours, if necessary, depending on to what extent the nature of his projects so require, unless urgent circumstances prevent his doing so. The days off are the holidays of the National Church, the First Day of Summer, 1 May, 17 June and the first Monday in August.

      If an urgent necessity comes up, the employer can call the employee to work at any time outside normal working hours.

      During the period of employment, the employer and employee can agree on an arrangement of working hours other than the one above.


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      5. WAGES

      The employee's fixed monthly wages are ISK 1,000,000.- . Payment for work done outside regular working hours and for any kind of work-related tasks is included in the above monthly wages.

      Wages shall be paid monthly on the last working day of each month.

      The wages stated above are complete remuneration for the work done by the employee.

      Wages and other wage terms shall be re-examined every year, taking into consideration general wage changes and work results.

      The rights of the employee to vacation and maternity leave will be according to law.

      In addition to the above fixed wage ES shall be paid a performance-linked wage bonus which shall be based on his performance in the job and the general performance of the company, according to a decision and strategic targets established by the Compensation Committee, which is a committee elected by the Board of Directors of deCODE genetics, Inc. The aim is that such wage supplement should be 20-40% of the fixed wages based on the above criteria.

      When the employee has earned a full right to vacation by working for the employer in the last vacation year, upon beginning his vacation or no later than 15 August each year, he shall receive a special lump-sum payment. This vacation supplement, based on full-time employment in the last vacation year, shall be ISK 8,400, or a proportional amount of this sum if part-time work or a shorter period of work is involved. Vacation pay is not paid for vacation supplements.

      The employee pays 4% of his total wages as a premium into a pension fund of his own choice, and the employer pays 6% of the same amount.



      6. INSTANCES OF ACCIDENT AND ILLNESS AND INSURANCE

      When the employee has an accident at work, the employer pays for getting the employee home or to hospital and, for each instance, reimburses him for up to four weeks of normal, out-of-pocket medical expenses that district health insurance or Social Security does not pay.

      In each instance of an accident at work or a work-related illness caused on the job or by it, or occurring during transport to and from the workplace, the employer pays up to three months' wages according to the employee's wage scale in effect when the accident or illness occurs, provided that per diem paid for these days by the State Social Security Institute and/or the district health insurance is paid to the employer. The provisions of this paragraph do not prejudice any additional rights the employee may have under the law.

      Wage payments to the employee during absences due to illness shall be arranged the first year so that two days are paid for each month worked. When the employee has worked for the employer for one year or longer, wage payments during absences due to illness shall be arranged as follows:
      After one year, two months for every 12


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      months. After five years of work for the employer, four months for every
      12 months, and after 10 years working for the employer, six months for every 12 months.

      If an employee becomes ill and for this reason cannot go to work, he shall immediately notify his superior, who decides whether a health certificate shall be provided. The certificate shall be from a consulting physician if this is requested. The employer shall pay for the health certificate if the above conditions are met.

      After the first month at work a parent shall, without any deduction from wages, be entitled to spend a total of seven workdays of every 12-month period in ministering to his sick children under the age of 13, provided that other care cannot be procured.

      The employer is obligated to insure the employee against death and chronic or temporary disability caused be an accident while at work or while travelling a normal route between his home and the workplace.

      If, because of his work, the employee has accommodations away from his home, the accommodations replace his home, but the insurance also covers normal trips between his home and these accommodations.

      Compensation for death will be (as of 1 Jan. 1998):

      1. If the deceased was not married and is not survived by a child and has not been supporting an aged parent 67 years of age or older, ISK 342,100.

      2. If the deceased was not married but is survived by a child (children) under 17 and/or has provably supported an aged parent or parents (aged 67 or older), ISK 1,083,500.

      3. If the deceased was married, the compensation to the spouse is ISK 1,479,700.

      4. If the deceased is survived by a child (adopted child, foster child) under 17 years of age, for each child ISK 284,800.

      5. Compensation is paid under only one of the sub-paragraphs, no. 1, 2 or 3.

      In addition to sub-paragraphs 2 and 3, compensation can be paid under sub-paragraph 4.

      The beneficiaries of death compensation provisions are:

      1) Legal heirs.
      2) Relevant parties equally
      3) Surviving spouse.
      4) Relevant children, but paid to surviving spouse if he/she is one of the parents, or to an executor and/or trustee.

      Compensation for chronic disability is paid in proportion to the insurance amount of ISK 2,589,000 so that each degree of disability from 26% to 50% is counted double, and each degree of disability from 51% to 100% works triple.

      For temporary disability, per diem of ISK 5,884 is paid per week four weeks after the accident occurred and until the injured person becomes able to work, although for no more than 48 weeks. ISK 785 per week are added to the per diem for each child under the age of 17 that the injured person is supporting.


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      The amounts of insurance will be reconsidered twice a year, 1 January and
      1 July, and increased in correspondence with changes in the cost-of-living index.

      The insurance goes into force as soon as the employee begins work and expires as soon as he stops working.

      The policy terms of the insurance shall be the general policy terms in force for wage earner job accident insurance at the Association of Icelandic Insurance Companies when this employment agreement is signed.

      If the employer becomes liable for damages in respect of the employee, accident compensation and per diem paid to the employee under provisions of this employment agreement shall be fully deductible from any damages that the employer may be made to pay. While the payment of wages continues, per diem is paid to the employer.



      7. CONFIDENTIALITY

      The employee fills a job of responsibility and trust for the employer. He shall maintain the utmost confidentiality about whatever he has become aware of in his job regarding the employer and the employer's customers, and which can damage the interests of these parties. Due to the nature of his work, the employee is obligated to handle all information, documents and data to which he has access in his work with the utmost confidentiality. This confidentiality continues in force after termination of employment.

      The substance of this employment agreement, as well as any other agreements that the employer may enter into with the employee, are confidential. Particular emphasis is placed on the employee maintaining confidentiality with regard to wages and wage terms.

      While the employee works for the employer and for one (1) year thereafter, the employee shall not encourage any of the employer's employees to quit working for the employer.

      If the employee quits working for the employer, he obligates himself not to accept work either directly or indirectly at competing companies or other competing parties, or to start up or join such operations for at least two years after termination of employment.



      8. PROPRIETARY INFORMATION AND INVENTIONS

      In parallel with the signing of this employment contract, the employer and employee enter into an agreement on proprietary information and inventions. That agreement is deemed a premise for and part of this employment agreement.

      All previous employment agreements, offers and memos on employment terms between the employee and the employer are declared void as of the date of effect of this agreement.



                               Reykjavik, 22 November 2000


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      Employee                               On behalf of DECODE GENETICS, INC.



      /s/ Einar Stefansson                   /s/ Kari Stefansson
      ------------------------               -----------------------




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APPENDIX I

Agreement between the University of Iceland and deCODE genetics, Inc on the work undertaken by Professor Einar Stefansson, of 1 November 2000.



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